AGREEMENT AND PLAN OF MERGER

among

AMERICA FIRST APARTMENT INVESTORS, INC.,

AMERICA FIRST APARTMENT ADVISORY CORPORATION

and

THE BURLINGTON CAPITAL GROUP LLC

Dated as of December 30, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into effective as of December 30, 2005 by and among AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation (“APRO”), AMERICA FIRST APARTMENT ADVISORY CORPORATION, a Maryland corporation (the “Company”) and THE BURLINGTON CAPITAL GROUP LLC, f/k/a America First Companies L.L.C., a Delaware limited liability company (“Burlington”).

W I T N E S S E T H :

WHEREAS, the Boards of Directors of APRO and the Company each have declared that it is advisable and in the best interest of their respective companies and stockholders that upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into APRO, with APRO being the surviving corporation (the “Surviving Corporation”), in a merger (the “Merger”) in accordance with the General Corporation Law of the State of Maryland (the “MGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties hereto anticipate that the Merger will further certain of their business objectives including, without limitation, allowing APRO to become an entirely self-administered and self-managed real estate investment trust;

WHEREAS, for federal income tax purposes it is intended that the transaction qualify as a reorganization under Section 368(a) of the Code (as hereinafter defined) and that the transaction be exempt from sales and/or use taxation as a casual sale, corporate reorganization, merger, acquisition or otherwise to the extent permitted under applicable law;

WHEREAS, the Special Committee (the “Special Committee”) of the independent directors of the Board of Directors of APRO has received a written fairness opinion (the “Fairness Opinion”) from            Cohen & Steers (“Financial Advisor”) as to the fairness of the Merger, including the consideration to be paid in connection therewith, to APRO and its stockholders from a financial point of view;

WHEREAS, the Special Committee has recommended the Merger to the Board of Directors of APRO and the Board of Directors (excluding any Affiliate of Burlington) has approved the proposal to approve the Merger (the “Merger Proposal”) and the related transactions; and

WHEREAS, the Board of Directors of the Company and Burlington, the sole shareholder of the Company, have unanimously approved the Merger Proposal;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, APRO, the Company and Burlington agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in reliance on the representations and warranties contained herein and in accordance with the MGCL, the Company will be merged with and into APRO at the Effective Time (as hereinafter defined) of the Merger, whereupon the separate corporate existence of the Company shall cease. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises, of a public or private nature, of APRO and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of APRO and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.02. Closing. Unless this Agreement is terminated pursuant to Section 9.01 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central time, on such date agreed to by the parties; provided that such date will be no later than December 30, 2005 (the “Closing Date”). The Closing will take place at the offices of Burlington in Omaha, Nebraska, unless another place is agreed to in writing by the parties hereto.

Section 1.03. Effective Time. The Merger will become effective at the time of filing with, and acceptance by, the State Department of Assessments and Taxation of the State of Maryland of the articles of merger (the “Articles of Merger”) in accordance with the MGCL or at such later time as is agreed to by the parties hereto and set forth in the Articles of Merger (the “Effective Time”). The Articles of Merger will be executed on behalf of APRO and the Company on the Closing Date and will be filed as soon as practicable thereafter along with such other filings or recordings as may be required by the MGCL or otherwise.

Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL. As a result of the Merger, the separate corporate existence of the Company will cease, and APRO will continue as the Surviving Corporation under the name “America First Apartment Investors, Inc.”

Section 1.05. Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The Articles of Incorporation of APRO as in effect immediately prior to the Effective Time will become the Articles of Incorporation of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the MGCL and such Articles of Incorporation.

(b) The Bylaws of APRO as in effect immediately prior to the Effective Time will become the Bylaws of the Surviving Corporation after the Effective Time, until thereafter amended as provided by the MGCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.06. Directors. The Board of Directors of APRO immediately prior to the Effective Time will become the Board of Directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.07. Officers. The officers of APRO immediately prior to the Effective Time will become the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EXCHANGE OF SHARES FOR MERGER CONSIDERATION

Section 2.01. Effect on Common Stock of the Company. At the Effective Time, by virtue of the Merger and without any additional action on the part of APRO, the Company or the Company Stockholders:

(a) Subject to the other provisions of this Section 2.01, the common stock, par value $.01 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive merger consideration in the aggregate amount of $11,400,000.00, consisting of:

(i) 525,000 fully paid and nonassessable shares of the common stock (the “Stock Consideration”), par value $.01 per share, of APRO (“APRO Common Stock”), valued at $14.087 per share, which was the average per share closing price for APRO’s common stock during the 20 trading day period ending December 29, 2005; and

(ii) a cash payment of $4,004,325.00 (the “Cash Consideration”).

The Stock Consideration and the Cash Consideration shall be jointly referred to herein as the “Merger Consideration.”

(b) As of the Effective Time, all shares of Company Common Stock will cease to be outstanding, will automatically be cancelled and retired and will cease to exist. Burlington, as the sole holder of Company Common Stock, shall cease to have any rights with respect to such Company Common Stock, except for the right to receive the Merger Consideration upon the surrender of the certificate(s) representing the Company Common Stock in accordance with the terms hereof. Receipt of the Merger Consideration in accordance with the terms of this Article II will be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

(c) Prior to the Effective Time, the Company shall not split or combine the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or in rights or securities exchangeable or convertible into or exercisable for Company Common Stock, or otherwise change Company Common Stock into, or exchange Company Common Stock for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company as a result of which Burlington receives cash, stock or other property in exchange for, or in connection with, its Company Common Stock (a “Business Combination”) or otherwise), or make any other dividend or distribution on or of Company Common Stock (other than as contemplated by Section 7.08 hereof), without the parties hereto having first entered into an amendment to this Agreement pursuant to which the Merger Consideration will be adjusted to reflect such split, combination, dividend, distribution, Business Combination or change.

(d) No transfers of Company Common Stock shall be made on the stock transfer books of the Company after the date of this Agreement; and Burlington agrees not to transfer any Company Common Stock after the date of this Agreement and before the Closing Date.

Section 2.02. Exchange of Company Common Stock for Merger Consideration. (a) At or after the Effective Time, upon surrender by Burlington of the certificate(s) evidencing all of the outstanding shares of Company Common Stock for cancellation to the Surviving Corporation, together with any other documents required by the Surviving Corporation or APRO’s transfer agent and stock registrar, Burlington will be paid the aggregate Cash Consideration and issued a certificate for the Stock Consideration. The certificate(s) evidencing the outstanding shares of Company Common Stock surrendered to the Surviving Corporation in exchange for Merger Consideration will be cancelled.

(b) After the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(c) If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the certificate formerly representing Company Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the certificate(s) so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such Company Common Stock shall pay to the Surviving Corporation any transfer or other Taxes (as hereinafter defined) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Common Stock certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(d) If a certificate evidencing shares of Company Common Stock has been lost, stolen or destroyed, the Merger Consideration will be delivered by the Surviving Corporation to the holder thereof if such holder delivers to the Surviving Corporation or its designated transfer agent an affidavit of the holder as to the fact that such certificate has been lost, stolen or destroyed and, if required in the sole discretion of the Surviving Corporation or such transfer agent, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation or such transfer agent may direct as indemnity against any claim that may be made against APRO with respect to such certificate in addition to such other documents as may be requested by the Surviving Corporation or its transfer agent.

(e) Neither the Company, APRO, nor the Surviving Corporation will be liable to any Person with respect to any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.03. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of the Company, or otherwise to carry out the provisions hereof, the proper representatives of Burlington or the Company as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in the Surviving Corporation and otherwise to carry out the provisions hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and Burlington hereby represent and warrant to APRO that, except as set forth in the disclosure schedule delivered by the Company and Burlington, respectively, to APRO on the date hereof signed by the Chief Executive Officer and Chief Financial Officer of the Company and Burlington, respectively (the “Disclosure Schedule”), the statements made in this Article III are correct and complete as of the date hereof. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III. When used herein, the phrases “to the knowledge of the Company” or “to the knowledge of Burlington” means the actual knowledge, after reasonable investigation, of any director or executive officer of the Company or Burlington, as the case may be, and the knowledge of any director or executive officer of the Company or Burlington, as the case may be, that could have been obtained after reasonable investigation by such director or executive officer.

Section 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or licensing, each of which is listed in Section 3.01 of the Disclosure Schedule, except for jurisdictions in which the failure to be so qualified and licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Company. True and correct copies of the Company’s Articles of Incorporation and Bylaws have been delivered to APRO and such documents are complete and correct and in full force and effect. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete.

Section 3.02. Assumed or Fictitious Names. Set forth in Section 3.02 of the Disclosure Schedule is a list of all assumed or fictitious names under which the Company is doing, or has at any time done, business in any jurisdiction, indicating for each such assumed or fictitious name the jurisdictions in which it is or was used. Except as set forth in Section 3.02 of the Disclosure Schedule, all assumed or fictitious names or similar filings in all appropriate jurisdictions with respect to the assumed or fictitious names used by the Company have been made and are currently in effect.

Section 3.03. Capital Stock. (a) The authorized stock of the Company consists of 75,000 shares of common stock and 25,000 shares of preferred stock, each having a par value of $.01 per share, of which 1,000 shares of common stock are issued and outstanding. No shares of the issued common stock of the Company are held in the treasury of the Company as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock have been duly authorized for issuance and were validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and no class of capital stock of the Company is entitled to preemptive or other similar rights.

(b) There are no outstanding subscriptions, options, warrants, convertible securities, conversion rights, preemptive or other rights, arrangements or commitments of any nature obligating the Company to issue any shares of its capital stock and there are no commitments of or on behalf of the Company to issue any such rights. The Company has no outstanding stock appreciation rights, dividend equivalency rights, phantom stock rights or similar rights. No one, other than Burlington, will have any right to receive, or otherwise participate in, the Merger Consideration in proportion to their ownership of Company Common Stock.

(c) The Company has no obligation, contingent or otherwise, to purchase, redeem or otherwise reacquire any shares of its outstanding capital stock or other securities or to pay any dividend or make any other distribution in respect of its capital stock, other than pursuant to Section 7.08 hereof.

(d) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

Section 3.04. Subsidiaries. The Company’s business is conducted entirely by and through the Company. The Company has no direct or indirect subsidiaries, nor are there any other entities that the Company otherwise directly or indirectly controls or in which it has any ownership or other interest, and the Company does not have the right or obligation to acquire any shares of stock or other interest in any other Person. Neither Burlington nor any of its Affiliates has taken or omitted to take any action which has resulted in, or will result in, the Company being or becoming a party to or bound by, any agreement, arrangement or understanding to which the Company will remain obligated or bound following the Closing, relating to the acquisition by the Company of any entity or all or substantially all of the assets of any Person.

Section 3.05. Corporate Authority Relative to This Agreement; No Violation. (a) The Company has the corporate power and authority to enter into this Agreement to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company and by Burlington as sole stockholder of the Company and have been duly authorized by all other necessary corporate action on the part of the Company. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of the Company and its stockholder. No other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby on behalf of the Company. The Company has delivered to APRO true and correct copies of resolutions adopted by the Board of Director of the Company and the written consent of Burlington as sole stockholder of the Company, approving this Agreement and the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) No state anti-takeover statute is applicable to the Merger or the other transactions contemplated hereby.

(d) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (i) contravene the Articles of Incorporation or By-Laws of the Company or (ii) with or without the giving of notice or the passage of time and subject to obtaining such consents set forth in Section 3.05(d) of the Disclosure Schedule as soon as reasonably practicable following the Closing Date as are necessary, (A) violate, conflict with, or result in a breach of, or a default or loss of rights under, any covenant, agreement, mortgage, lease, instrument, indenture, understanding, permit or license to which the Company is a party or by which any of its assets are bound, or any judgment, order, decree, law, rule or regulation to which the Company or any of its assets are subject, (B) result in the creation of, or give any party the right to create, any Lien or any other right or adverse interest upon any of its assets, (C) terminate or give any party the right to terminate, amend, abandon, or refuse to perform, any agreement, arrangement or commitment to which the Company is a party or by which the Company or any of its respective assets are bound or (D) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment.

(e) Other than in connection with or in compliance with the provisions of the MGCL, no authorization, consent or approval of, or filing with, any Governmental Authority (as hereinafter defined) or any other party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

Section 3.06. Financial Statements. Section 3.06 of the Disclosure Schedules sets forth a true and complete copy of the Company’s unaudited balance sheet as of December 31, 2004 and related unaudited statements of income and cash flows for the year ended December 31, 2004 and its unaudited balance sheet as of November 30, 2005 and related unaudited statements of income and cash flows for the eleven months ended November 30 , 2005 (collectively, the “Financial Statements”). The Financial Statements (including any related notes and schedules) are correct and complete in all material respects, are reconcilable to the books and records of the Company and fairly present the financial position of the Company as of the date thereof and the results of operations, stockholders’ equity and cash flows for the period or as of the date then ended, in accordance with GAAP (as hereinafter defined) consistently applied during the period involved. There are no liabilities or obligations of any nature that are required to be reflected or reserved on a balance sheet or the notes thereto under GAAP that are not shown in the Financial Statements. There is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation. The Company has not declared any dividends that are not paid or are otherwise in arrears.

Section 3.07. Absence of Certain Changes or Events. Except as disclosed in Section 3.07 of the Disclosure Schedule, since November 30, 2005, there is not and has not been (a) any Material Adverse Effect with respect to the Company, or (b) any condition, event, or occurrence that could reasonably be expected to prevent or materially delay the Company from consummating the transactions contemplated by this Agreement.

Section 3.08. Operation of Business. (a) Since November 30, 2005, the business of the Company has been conducted in the ordinary course consistent with past practice in all material respects and there has been no change having a Material Adverse Effect on the assets, liabilities or financial condition of the Company.

(b) The Company has not engaged, and is presently not engaged, in any other business other than the business of managing the operations and investments of APRO, as more particularly described in the Second Amended and Restated Advisory Agreement, dated as of June 3, 2004, and the Addendum thereto, dated September 15, 2005 (the “Advisory Agreement”), between APRO and the Company.

(c) The Company is not restricted from carrying out the Company’s business anywhere in the world by any agreement or administrative or judicial order, decree or process.

Section 3.09. No Violation of Law; Lawful Operations. (a) The business of the Company has been, and currently is being, conducted in compliance with all applicable statutes, laws, rules, judgments, decrees, regulations, covenants, restrictions and orders of Governmental Authorities, except where the failure to so comply would not have a Material Adverse Effect. The Company has not received any notification from any Governmental Authority of any violation of any applicable statute, law, rule, judgment, decree, ordinance or regulation relating to its business, properties or operations.

(b) The Company holds all licenses, permits and other governmental authorizations (each a “Governmental License”) that are required to be maintained by it in connection with the conduct of its the business. Each such Governmental License is valid and in full force and effect and will not be invalidated by consummation of the Merger. The Company has been in full compliance with all of the terms and requirements of each Governmental License, except where the failure to so comply would not have a Material Adverse Effect and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.

Section 3.10. Books and Records. The books and records of the Company are complete and correct and have been maintained in accordance with good business practices and contain a true and complete record of all accounts and other financial records and the meetings or proceedings of the Board of Directors and its stockholder. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

Section 3.11. Title to Assets. The Company holds good and valid title to all assets used by it in its business operations, all of which are listed in Section 3.11 of the Disclosure Schedule, free and clear of all Liens, and no financing statement covering all or any portion of its assets and naming the Company as debtor has been filed in any public office, and the Company has not signed any such financing statement or security agreement as debtor or borrower.

Section 3.12. Real Property. The Company does not own or lease any real property and has not at any time owned or leased, in whole or in part, any real property.

Section 3.13. Tangible Assets. Each item of equipment, machinery or furniture and each fixture, vehicle, trailer, leasehold improvement, tool and any other tangible asset owned or leased by the Company (“Tangible Assets”), all of which are listed on Section 3.13 of the Disclosure Schedule, is suitable for the purpose for which it is intended to be used, is in good operating condition, subject to normal wear and tear, and conforms in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances.

Section 3.14. Inventories. The Company does not maintain any inventories of raw materials, supplies, manufactured and purchased parts, goods in process or finished goods.

Section 3.15. Receivables. All receivables (including, without limitation, accounts receivable, loans receivable, notes, advances and receivables due from Affiliates) reflected in the Financial Statements, or, in the case of receivables created subsequent to November 30, 2005, reflected on the Company’s books, represent valid obligations arising from actual transactions in the ordinary course of business. Such receivables are collectible in the ordinary course of business in the full amount thereof or there are adequate reserves established for uncollected receivables and there is no contest, claim or right of set-off with any maker of a receivable relating to the amount or validity of such receivable. No discount or allowance has been granted with respect to any such receivable, and the Company has no obligation to make any allowances to any maker of such receivable.

Section 3.16. Contracts. Section 3.16 of the Disclosure Schedule contains an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, to which the Company is a party (“Contracts”). The Contracts are all the contracts required for the operation of the Company’s business or which have a material effect thereon. Each Contract is valid and binding on the Company and is in full force and effect and, to the knowledge of the Company and Burlington is enforceable against the other party thereto, in each case, except as enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability now or thereafter in effect relating to or affecting creditors’ rights, and to general equity principles (regardless of whether enforcement is sought in a procedure in equity or at law). The Company is and has been in compliance with all applicable terms and requirements of each Contract. To the knowledge of the Company and Burlington, each other party that has or had any obligation or liability under any Contract is and has been in full compliance with all applicable terms and requirements of such contract. To the knowledge of the Company and Burlington, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. The Company has not given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract. Complete and correct copies of all Contracts (or, if oral, written summaries thereof) have previously been delivered to APRO.

Section 3.17. Intellectual Property. (a) Each item of Intellectual Property (as hereinafter defined) owned or used by the Company in connection with, or incident to, its business operation is listed in Section 3.17 of the Disclosure Schedule. The Company holds all right, title and interest in, or a valid and binding license to use, each such item of Intellectual Property and, except as set forth in Section 3.17 of the Disclosure Schedule, has the right to use, free and clear of claims or rights of others, all such Intellectual Property. Each such item of Intellectual Property will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Effective Time.

(b) Section 3.17(b) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to APRO correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). The Company is not obligated to pay any royalties, fees or other payments under the terms of any item of Intellectual Property.

(c) To the knowledge of the Company and Burlington, none of the Intellectual Property is being infringed by any third party. The conduct of the business of the Company does not infringe or violate any intellectual property rights of any third party and nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property of third parties as a result of the continued operation of the Company’s business as presently conducted.

(d) The Company is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company and neither the Company nor any of the officers, directors or other key employees of the Company have any agreements or arrangements with former employers of such Persons relating to confidential information or trade secrets of such employers which limit or restrict the ability of such Persons (as hereinafter defined) to perform their responsibilities for the Company.

Section 3.18. Liabilities. Except as set forth in Section 3.18 of the Disclosure Schedule, the Company has no accounts payable, notes payable, long-term borrowing and other liabilities, contingent or otherwise that are not specifically set forth in the Financial Statements. All liabilities of the Company were incurred by it in the ordinary course of business.

Section 3.19. Environmental Laws and Regulations. (a) The Company has complied, and is currently in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has not received written notice of, and is not the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting an obligation to conduct investigations or cleanup activities under Environmental Law or alleging liability under or noncompliance with any Environmental Law (collectively, “Environmental Claims”) that would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company and Burlington, there are no facts, circumstances or conditions in connection with the operation of its business that are reasonably likely to lead to any Environmental Claims in the future that would, individually or in the aggregate, have a Material Adverse Effect.

(c) The execution and delivery of this Agreement will not result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(d) The Company has not expressly assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(e) No facts, events or conditions relating to the present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, including without limitation, any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(f) The Company and any facilities operated by the Company are not subject to, and have not been subject to, any administrative or judicial proceedings, or any investigations of which the Company has notice, pursuant to any Environmental Laws.

(g) No environmental Lien has attached to any portion of the Company or any facilities operated by the Company.

Section 3.20. Employees. To the knowledge of Burlington and the Company, no executive officer, key employee, or group of employees currently has any plans to terminate employment with the Company (or Burlington, on behalf of the Company) other than pursuant to Section 7.04 hereof. A true, correct and complete list of all directors, officers and personnel of the Company (or Burlington, on behalf of the Company), and the annual salary and bonuses paid or accrued for the year ended December 31, 2004, and for the period from January 1, 2005 through November 30, 2005, and any commitments by the Company (or Burlington, on behalf of the Company) entered into on or prior to the date hereof to pay any further bonuses for or increase the salary of each such person is set forth in Section 3.20 of the Disclosure Schedule. The Company is not and has not been a party to any collective bargaining (or other similar) agreement, nor is any such agreement presently being negotiated. The Company has not, within the past three years, closed any plant or facility, effectuated any significant or mass layoffs or implemented any early retirement, separation or window program (or announced any such action for the future). There is no labor strike, slowdown, work stoppage, lockout or other labor dispute in effect or threatened against the Company, and the Company has not experienced any such controversy within the last five years. The Company is in compliance with all applicable laws, agreements, policies and obligations relating to employment, wages, hours and terms and conditions of employment. There are no pending or threatened actions or proceedings (whether criminal or civil in nature) alleging a breach of any applicable law with respect to, or otherwise involving, any Employee Plan (as hereinafter defined) of the Company or otherwise with respect to, or otherwise involving, the employment relationship of any current or former employee of, or independent contractor to, the Company, nor, to the best knowledge of the Company, is there any basis for such a claim.

Section 3.21. Employee Benefit Plans. (a) Except as disclosed in Section 3.21 of the Disclosure Schedule, neither the Company nor any entity or other person aggregated at any relevant time with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) maintains or has ever maintained, or has or has ever had any obligation or liability to or with respect to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA (as hereinafter defined)), including, but not limited to, pension plans, profit sharing plans, 401(k) plans, severance plans, welfare plans, disability and deferred compensation plans, stock purchase plans, stock option plans, employment plans, change-in-control plans, employee health or dental plans, short-term or long-term disability plans, fringe benefit plans, bonus and incentive plans, whether or not such plans are subject to the provisions of ERISA or whether formal or informal, oral or written. Section 3.21 of the Disclosure Schedule lists all consulting and other independent contractor agreements to which the Company is a party. The plans and agreements required to be disclosed in Section 3.21 of the Disclosure Schedule are referred to herein as the “Company Plans.”

(b) Each of the Company Plans is, and its administration (including without limitation, with respect to reporting and disclosure) is and has been, in compliance with, and none of the Company nor any of its ERISA Affiliates has received any claim or notice that any such Company Plan is not in compliance with, its terms and with ERISA, the Code (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment is to be obtained) and any and all other applicable law. Each of the Company Plans which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Company Plan. There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Company Plan.

(c) No Company Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Company Plan is a severance or similar plan. The Company does not provide and has never provided health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service. No Company Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein.

(d) Without limiting any other provision of this Section 3.21, no event has occurred and no condition exists, with respect to any Company Plan, that has subjected or could subject the Company, or any Company Plan or any successor thereto, to any Tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under the Company Plans with respect to employees of the Company). No event has occurred and no condition exists, with respect to any Plan that could subject APRO or any of its Affiliates, or any Employee Plan maintained by APRO or any Affiliate (other than an Affiliate which becomes such pursuant to the transactions contemplated by this Agreement) thereof, to any Tax, fine, penalty or other liability, that would not have been incurred by APRO or any of its Affiliates, or any such Employee Plan, but for the transactions contemplated hereby. No Employee Plan is or will be directly or indirectly binding on APRO by virtue of the transactions contemplated hereby. APRO and its Affiliates (including on and after the Closing, the Company) shall have no liability for, under, with respect to or otherwise in connection with any Employee Plan, which liability arises under ERISA or the Code, by virtue of the Company being aggregated in a controlled group or affiliated service group with any ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing.

Section 3.22. Litigation and Investigations. (a) There are no actions, lawsuits, arbitrations or other proceedings or investigations before any federal, state, local or foreign court or Governmental Authority that are pending or threatened against or affecting the Company or any of its officers or directors, in their capacities as such, or any of its assets, either at law or in equity. To the knowledge of the Company and Burlington, there are no facts, events or occurrences that could reasonably form the basis of such an action, lawsuit or other proceeding against or affecting the Company.

(b) There is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to the Company that would have a (i) Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated herein, nor has any Governmental Authority notified the Company of an intention to conduct such an investigation or review and, to the knowledge of the Company and Burlington, there are no facts, events or occurrences that could reasonably form the basis of such an investigation or review with respect to the Company.

(c) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental License or Material Contract, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental License. The Company has not received any notice or other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental License or any failure to obtain any required Governmental License or Material Contract, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental License or Material Contract.

(d) There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator other Governmental Authority, board, agency, commission or instrumentality, against or affecting the Company or the Company’s business.

Section 3.23. Tax Matters. (a) The Company has timely filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were, and continue to be, true, correct and complete in all material respects. The Company is currently not the beneficiary of any extension of time in which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Neither the Company nor Burlington expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (a) claimed or raised by any Governmental Authority in writing or (b) as to which any of the Company or Burlington has knowledge. Section 3.23 of the Disclosure Schedule lists all jurisdictions in which federal, state, local and foreign Tax Returns are filed with respect to the Company and indicates any Tax Returns that have been audited or that are currently the subject of audit. The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) All Taxes owed by the Company have been paid whether or not reflected on any Tax Return. The charges, accruals and reserves with respect to Taxes on the books of the Company were determined in accordance with GAAP consistently applied and are adequate to cover any Taxes of the Company that have accrued but are not yet due and payable. All Taxes that the Company is or was required by law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except Liens for Taxes not yet due).

(d) The Company has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization).

(e) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between the Company and any Governmental Authority.

(f) No consent to the application of Code Section 341(f)(2) has ever been filed with respect to any property or assets held or acquired or to be acquired by the Company.

(g) The Company (x) is not a party to any Tax-sharing or similar agreement that may or will require that any payment be made by or to the Company or (y) does not have any liability for the Taxes of any Person under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) The Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, nor has the Internal Revenue Service or any other Governmental Authority proposed any such adjustment or change in accounting method with respect to the Company. The Company does not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

(i) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of this transaction or otherwise could give rise to the payment of any amount that would not be deductible by APRO, the Surviving Corporation or the Company by reason of Sections 162(m) or 280G of the Code or otherwise could be an “excess parachute payment” thereunder.

(j) The Company does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(k) The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) None of the assets of the Company directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(m) The Company does not, and will not as of the Effective Time, have any earnings or profits within the meaning of the Code.

(n) The Company has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

Section 3.24. Insurance. Section 3.24 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 3.24 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company. The Company has received no notice of termination of any such policies or that the limits of any policy have been exhausted, and the Company and are not aware of any contemplated termination, or reduction in the limits or coverage, of any of the Company’s insurance policies or any increase in, or adjustment of, the amount of the premiums therefor. The Company has not been refused any insurance by an insurance carrier to which it has applied for insurance during the last three years. Since its formation, the Company has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged.

Section 3.25. Transactions with Related Parties. There is no (i) loan outstanding from or to the Company from or to any employee, officer, director or Affiliate of the Company, (ii) agreement between the Company and any employee, officer, director or Affiliate that is not reflected in Section 3.16 of the Disclosure Schedule, (iii) agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement with respect to any employee, officer or director of the Company or (iv) agreement to appoint or nominate any person as a director of the Company. Neither Burlington, nor any director, member, officer or key employee of the Company or any of their respective Affiliates (as hereinafter defined) or relatives owns any direct or indirect interest (other than an ownership interest of up to 1% of the voting securities of any corporation, the securities of which are publicly traded) in any corporation, partnership or other entity (other than APRO) that (a) competes with the Company, (b) sells or purchases products or services to or from the Company, (c) leases real or personal property to or from the Company or (d) otherwise does business with the Company.

Section 3.26. Finders or Brokers. The Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with, or upon consummation of, the Merger.

Section 3.27. Powers of Attorney. Set forth in Section 3.27 of the Disclosure Schedule is a true and complete list of the names of all persons holding powers of attorney from the Company or who are otherwise authorized to act on behalf of the Company with respect to any matter and a summary of the terms of such powers or authorizations.

Section 3.28. Disclosure. (a) No representation or warranty of the Company or Burlington contained in this Agreement or any certificate furnished or to be furnished to APRO at Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(b) None of the information supplied or to be supplied in writing by the Company or Burlington for inclusion in any document to be filed by APRO with the SEC (as hereinafter defined) or any other Governmental Authority will, at the time of any such filing or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BURLINGTON

Burlington hereby represents and warrants to APRO that as of the date hereof:

Section 4.01. Organization and Qualification. Burlington is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02. Authority Relative to This Agreement; No Violation. (a) Burlington has all requisite power and authority to enter into this Agreement and to carry out the provisions hereof and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Burlington. No other organizational proceedings on the part of Burlington are necessary to authorize the consummation of the transactions contemplated hereby on behalf of Burlington.

(b) This Agreement has been duly and validly executed and delivered by Burlington and constitutes a valid and binding agreement of Burlington, enforceable against it in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) Burlington is not subject to, or obligated under, any charter, bylaw or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Lien or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of Burlington executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby. Other than in connection with or in compliance with the provisions of the MGCL, no authorization, consent or approval of, or filing with, any Governmental Authority or third party is necessary for the consummation by Burlington of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

(d) The execution and delivery of this Agreement by Burlington and the consummation of the transactions contemplated hereby do not and shall not, with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Burlington is a party or by which Burlington or any of its shares of Company Common Stock are bound, or any judgment, order, decree, law, rule or regulation to which Burlington or such shares are subject or (ii) result in the creation of, or give any party any right to create, any Lien or any other right or adverse interest upon any of such shares.

Section 4.03. Foreign Person. Burlington is a United States person within the meaning of Section 7701(a)(30) of the Code.

Section 4.04. No Withholding. The transaction contemplated hereby is not, insofar as concerns Burlington, subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

Section 4.05. Company Common Stock. All of the outstanding capital stock of the Company is owned by Burlington as set forth in Section 4.05 of the Disclosure Schedule. The number of shares of Company Common Stock set forth opposite Burlington’s name in Section 4.05 of the Disclosure Schedule includes all the shares of capital stock of the Company owned, beneficially or directly, by it on the date hereof. Except as set forth in Section 4.05 of the Disclosure Schedule, Burlington holds such shares of the Company Common Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act (as hereinafter defined) and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Burlington is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any the shares of the Company Common Stock (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the shares of the Company Common Stock.

Section 4.06. Securities Act Representations. (a) Burlington represents that it understands that the Stock Consideration will not be registered pursuant to the registration requirements of the Securities Act (as hereinafter defined) and that the resale of such shares is subject to certain restrictions hereunder and under federal and state securities laws. Burlington represents that it is acquiring such shares for its own account, not as a nominee or agent, and not with a view to the distribution thereof in violation of applicable securities laws. Burlington further represents that it has been advised and understands that since such APRO Common Stock has not been registered under the Securities Act, such APRO Common Stock must be held indefinitely unless (A) the distribution of such APRO Common Stock has been registered under the Securities Act, (B) a sale of such APRO Common Stock is made in conformity with the holding period, volume and other limitations of Rule 144 promulgated by the SEC under the Securities Act, or (C) in the opinion of counsel reasonably acceptable to APRO, some other exemption from registration is available with respect to any proposed sale, transfer or other disposition of such APRO Common Stock.

(b) Burlington represents that it has been advised and understands that, subject to applicable securities laws, stop transfer instructions will be given to APRO’s transfer agent with respect to such shares of APRO Common Stock and that a legend setting forth the following restrictions on transfer will be set forth on the certificates for such shares of APRO Common Stock or any substitutions therefor:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THE SHARES EVIDENCED BY THIS CERTIFICATE NOR ANY INTEREST THEREIN MAY BE SOLD OR OTHERWISE PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF (i) REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR (ii) A VALID EXEMPTION THEREFROM.”

(c) Burlington is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) with respect to APRO.

Section 4.07. Brokers and Finders. Burlington has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or APRO to pay any investment banking fees, finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF APRO

APRO hereby represents and warrants to the Company and Burlington that the statements made in this Article V are correct and complete as of the date of this Agreement.

Section 5.01. Organization and Qualification. APRO is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.02. Corporate Authority Relative to This Agreement; No Violation. (a) APRO has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Special Committee of the Board of Directors of APRO and by the Board of Directors of APRO. No other corporate proceedings on the part of APRO are necessary to authorize the consummation of the transactions contemplated hereby. The Special Committee of the Board of Directors of APRO and the Board of Directors of APRO have each determined that the transactions contemplated by this Agreement are in the best interest of APRO and its stockholders.

(b) This Agreement has been duly and validly executed and delivered by a duly authorized officer of APRO and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of APRO, enforceable against APRO in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) APRO is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling order or decree, or other restriction which, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Lien or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of APRO executing or carrying out the transactions contemplated by this Agreement. Other than such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the rules and regulations of the Nasdaq National Market (“Nasdaq”), state takeover laws, state securities or “blue sky” laws and the filing and recordation of the Articles of Merger as required by the MGCL, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by APRO of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, substantially impair or delay the consummation of the transactions contemplated hereby.

Section 5.03. Merger Consideration. APRO has authorized and reserved, and shall keep available, for issuance and delivery, the number of shares of APRO Common Stock issuable in connection with the Merger. All shares of APRO Common Stock issued as part of Merger Consideration, upon the issuance thereof in accordance with the provisions of this Agreement, will be duly authorized and validly issued and fully paid and nonassessable shares of APRO Common Stock and will have been issued in compliance with all applicable federal and state securities laws.

Section 5.04. Disclosure. No representation or warranty of APRO contained in this Agreement or in any certificate furnished or to be furnished to the Company at Closing contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. APRO has filed all required reports, schedules, forms, statements, and other documents with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “APRO SEC Documents”). As of their respective dates, the APRO SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such APRO SEC Documents. As of their respective dates, none of the APRO SEC Documents (including any and all financial statements therein) contained any untrue statement of a material fact or failed to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of APRO included in the APRO SEC Documents (the “APRO Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto), and present fairly, in all material respects, the consolidated financial position of APRO and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as reflected or reserved against in the APRO Financial Statements, APRO and its subsidiaries have no material liabilities or other obligations (including contingent liabilities and obligations) except, (i) since the date of the most recent audited balance sheet included in the APRO Financial Statements, liabilities and obligations incurred in the ordinary course of business or (ii) that would not be required to be reflected or reserved against in the consolidated balance sheet of APRO and its subsidiaries prepared in accordance with GAAP.

Section 5.05. Absence of Certain Changes or Events. Except as disclosed in the APRO SEC Documents, since the date of the most recent audited balance sheet included in the APRO SEC Documents, there is not and has not been (a) any material adverse change to APRO, or (b) any condition, event, or occurrence that could reasonably be expected to prevent or materially delay APRO from consummating the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01. General. (a) Each of the parties will use his or its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII below) and to cooperate with each other party in so doing.

(b) Each of the parties shall use its reasonable best efforts not to, and shall use its commercially reasonable best efforts to cause its respective subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any “knowledge” qualification) that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VIII not being satisfied.

Section 6.02. Further Investigation and Access to Information. Each of Burlington and the Company will afford APRO and its officers, employees, accountants, counsel and other authorized representatives full and complete access to its offices and other properties and all books and records, contracts or other documents relating to the business of the Company and of Burlington (as it relates to the business of the Company) (the “Due Diligence Information”), will promptly provide to APRO such additional information relating to the Company and its businesses and properties as APRO or its duly authorized representatives may from time to time reasonably request and will instruct the Company’s or Burlington’s, as the case may be, employees, counsel and financial advisors to cooperate with APRO in its investigation of the business of the Company. APRO will use the Due Diligence Information solely for the purpose of its investigation of the Company’s business relating to the Merger and will keep the Due Diligence Information strictly confidential. APRO may disclose the Due Diligence Information only (a) to those Affiliates, directors, officers, employees, advisors and agents who need to know such information for the purpose of consummating the Merger and (b) in connection with obtaining any required governmental or third-party consents. In the event that the Merger is not consummated, APRO will return any materials delivered to it containing Due Diligence Information to the Company or will certify, in writing, that all such materials or copies of such materials have been destroyed. Any investigation conducted by APRO will not affect the representations and warranties of the Company or Burlington. Due Diligence Information shall be deemed to exclude information that is (a) public or becomes public (other than by breach of this provision), (b) lawfully disclosed to APRO by a third party or (c) developed by APRO without use of confidentiality information provided by the Company or Burlington.

Section 6.03. Conduct of Business by the Company. From and after the date hereof and prior to the Effective Time or such earlier date on which this Agreement is terminated as provided in Section 9.01 hereof (the “Termination Date”), and except as may be (i) required by law (provided that before availing itself of such exception, the Company must first consult with APRO), (ii) consented to in writing by APRO, or (iii) expressly permitted pursuant to this Agreement, the Company:

(a) will conduct its operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and will use commercially reasonable efforts to preserve intact its business organization and goodwill, prevent any adverse change in the financial condition, liabilities, assets, business, operating results or prospects of the Company and prevent the destruction or damage to or loss of any asset of the Company that would have a Material Adverse Effect;

(b) will use commercially reasonable efforts to keep available the services of its current officers and other key employees and to preserve its relationships with those Persons having business dealings with the Company;

(c) will comply in all respects with (i) all laws and orders of all Governmental Authorities applicable to it and (ii) all Material Contracts;

(d) will not declare, set aside or pay any dividends on, except pursuant to Section 7.08, or make any distribution with respect to, or redeem or purchase any outstanding shares of its capital stock;

(e) will not authorize or issue any shares of capital stock or other securities convertible into or in lieu of or in substitution for shares of its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

(f) will not redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities or any capital stock or other ownership interest of any other Person;

(g) will not authorize or effect any acquisition or disposition of any assets or release or relinquish any rights under a Material Contract;

(h) will not propose or adopt any amendments to its Articles of Incorporation or Bylaws;

(i) will not (i) make capital expenditures or incur or assume any additional indebtedness; (ii) incur any long-term indebtedness, (iii) create, or allow to be imposed, any Lien on its assets, (iv) make any loans, advances or capital contributions to, or investments in, any other Person, or (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

(j) will not make any loans, advances or other payments to any third party, including any officer or director of the Company or any Affiliate of such Persons;

(k) will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(l) will not make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

(m) will not authorize or enter into any agreement providing for management services to be provided by the Company to any third-party or an increase in management fees paid by any third-party under existing management agreements;

(n) enter into any other contract, arrangement or understanding;

(o) will not (i) make any Tax election or settle or compromise any Tax liability, (ii) change its fiscal year, or (iii) revalue any of its assets or (iv) change its methods of accounting (including, without limitation, make any material write-off or reduction in the carrying value of any assets) in effect at December 31, 2004, except as required by changes in GAAP;

(p) will not grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

(q) will not pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any Employee Plan as in effect on the date hereof to any such director, officer or employee, whether past or present, (i) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except as approved by APRO in its sole discretion, (ii) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) except as approved by the Special Committee or pursuant to Section 7.04 hereof, or (iii) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Plan;

(r) will not engage in the conduct of any business the nature of which is materially different from the business in which the Company is currently engaged;

(s) will not forgive any indebtedness owed to the Company or convert or contribute by way of capital contribution any such indebtedness owed;

(t) will not settle or compromise, or agree to settle or compromise, any claim, suit or other litigation or matter in an arbitration proceeding;

(u) except as may be required as a result of a change in law or in GAAP, will not change any of the accounting principles or practices used by it and maintain its books and records other than in accordance with GAAP consistently applied;

(v) will not modify the Company’s insurance coverage; and

(w) will not agree, in writing or otherwise, to take any of the foregoing actions.

None of APRO, Burlington or the Company shall take any action that would result in (i) any of their respective representations and warranties (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any “knowledge qualification) that are not so qualified becoming untrue in any material respect or (c) any of the conditions set forth in Article 8 not being satisfied, except as set forth in Section 9.01. Notwithstanding anything in this Section 6.03, APRO will not have, directly or indirectly, any right to control or direct the Company’s operations prior to the Effective Time and, prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.04. Officers and Employees. Each of the Company and Burlington severally agrees that prior to the Effective Time it will use its reasonable efforts to encourage the officers and employees of the Company, to the extent they are in good standing, to become employees of APRO, as determined by APRO in its sole discretion.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01. Antitakeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation will become applicable to the transactions contemplated hereby, each of the Company, APRO and Burlington and the members of their respective Boards of Directors, if applicable, will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.02. Public Announcements. The Company and APRO will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and will not issue any such press release or other public statement or comment without the prior approval of the other party, which consent will not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such other public statement as required by law or Nasdaq if it has (a) used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner and (b) faxed a copy of such release or public statement to such other party at a reasonable time prior to issuing such release or making such statement.

Section 7.03. Notices of Certain Events. (a) Each party will promptly notify any other party of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Each party will promptly notify the other parties of any proceedings commenced or threatened against such party or any of its subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

(c) The Company and Burlington shall give prompt notice to APRO and APRO shall give prompt notice to the Company and Burlington, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.04. Employee Matters. At the Effective Time, Burlington will assign to APRO, and APRO will assume from Burlington, the existing employment agreements with John Cassidy, James Egan and Paul Beldin. Nothing in this provision shall be interpreted to provide any such employee with a guarantee of employment or any contractual right hereunder against APRO with respect to ongoing employment or to otherwise limit APRO’s ability to terminate or change the nature of the employment agreement with such employee after the Effective Time.

Section 7.05. Tax Matters. (a) Each of Burlington, the Company and APRO agrees to report the Merger on all Tax Returns and, if applicable, other filings as a reorganization under Section 368(a) of the Code to the extent permitted by law.

(b) Burlington shall prepare or cause to be prepared and filed on behalf of the Company on or before the due date therefor, at its sole cost and expense, any Tax Returns required to be filed with respect to any short taxable year of the Company ending as of the Effective Time and shall pay or cause the Company to pay all Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods.

(c) Between the date hereof and the Effective Time, to the extent the Company or Burlington has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, the Company or Burlington shall provide prompt notice to APRO of such matters, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

(d) APRO will make a valid and effective election under Internal Revenue Service Notice 88-19 1988-1 C.B. 486 and/or Treasury Regulation Section 1.337(d)-5T to be subject to rules similar to those set forth in Section 1374 of the code with respect to assets acquired from the Company in connection with the Merger.

(e) The parties agree to take such steps as are reasonable and necessary to cause the transactions contemplated by this Agreement to be exempt from sales and/or use Tax as a casual sale, corporate reorganization, merger or acquisition or otherwise, to the extent permitted, under applicable law. Notwithstanding the foregoing, any sales, use, transfer, recording and similar Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne by Burlington.

Section 7.06. Corporate Name. After the Effective Time, Burlington shall permit APRO and the Surviving Corporation will be authorized to continue to use the name “America First Apartment Investors, Inc.” and “America First Apartment Advisory Corporation,” respectively. No other license to use the name “America First” in any other context will be granted by virtue of this Agreement or the transactions contemplated hereby.

Section 7.07. Guaranty of Mezzanine Debt. To replace the collateral provided pursuant to the Addendum to the Second Amended and Restated Advisory Agreement dated September 15, 2005, Burlington shall provide a guaranty (the “Guaranty”), in a form reasonably satisfactory to APRO, of the indebtedness of America First Communities Offutt Developer, LLC (the “Offutt Developer”) pursuant to that certain Promissory Note as governed by the Loan and Security Agreement executed by the Offutt Developer and APRO dated September 15, 2005 (the “Mezzanine Debt”).

Section 7.08. Payments Under Advisory Agreement. APRO shall pay to the Company all fees and accrued and unpaid and reimbursable expenses payable to the Company under the Advisory Agreement in respect of periods up to the Effective Time. The Company will use such proceeds to pay all liabilities outstanding at such time (including any wages or bonuses due to its employees.

Section 7.09. Real Estate. From the Effective Time until the expiration of the lease (the “Lease”) at 101 East 52nd Street, 25th Floor, New York, New York 10022 (the “Facility”), in which Burlington is the lessee, subject to the landlord’s consent (which Burlington shall use its commercially reasonably efforts to obtain following the Closing), Burlington shall permit APRO to utilize such portion of the Facility as APRO occupies as of the date hereof. In consideration of such use, APRO shall reimburse Burlington for 66% of Burlington’s actual, documented Lease expenses incurred with respect to the Facility; provided, however, that APRO’s maximum liability to Burlington in any year during the Lease term shall be $100,000; and further provided, that in the event the APRO vacates the Facility at any time during the remaining term of the Lease, APRO’s liability to Burlington pursuant to this Section shall be $100,000 for the year during which APRO vacates the Facility.

Section 7.10. License of Certain Software. APRO agrees to grant and deliver to Burlington at the Closing, a perpetual, non-exclusive, non-transferable enterprise-wide license to use the MRI software acquired by APRO in connection with the Merger, including, but not limited to, all software, manuals, handbooks, business forms, and other manifestations thereof (the “MRI Software”). Burlington may use the MRI Software, including any software relating to same, at any site at which Burlington conducts business operations either currently or in the future. Promptly following the Closing, Burlington and APRO will use their commercially reasonable efforts to obtain such consents from any third party as may be required pursuant to the terms of any license related to any component of the MRI Software that be necessary to allow the transfer of such license to APRO in connection with the Merger and the granting of a sublicense to Burlington pursuant to this Section.

Section 7.11. Registration Agreement. APRO and Burlington shall, on or prior to the Closing Date, enter into a registration agreement in a form acceptable to APRO and Burlington (the “Registration Agreement”) . APRO agrees to pay all costs associated with the registration of such shares under the Securities Act and the listing of such shares on Nasdaq.

Section 7.12. Restrictions on Resale of Stock Consideration. Without the prior written consent of APRO, Burlington will not sell, pledge or otherwise transfer any portion of the Stock Consideration for a period of 3 months commencing on the Closing Date. Thereafter, Burlington may sell, pledge or otherwise transfer up to 125,000 shares of the Stock Consideration without restriction, except as otherwise provided in the Registration Agreement; provided, however, that Burlington may not sell, pledge or otherwise transfer the remaining 400,000 shares of the Stock Consideration without the prior written consent of APRO until the date which is 12 months following the Closing Date.

Section 7.13. Efforts To Consummate; Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated herein. The parties hereto agree to execute and deliver promptly such other documents, certificates, agreements, instruments and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby. Each party hereto shall take all reasonable actions necessary to cause the transaction contemplated by this Agreement to qualify as a reorganization under the provisions of Section 368(a) of the Code to the extent permitted by law.

Section 7.14. Transition Assistance. For a period of 6 months following the Effective Time (which period may be extended at APRO’s option for up to an additional 6 months), Burlington shall provide reasonable transition assistance to APRO to permit the services provided by the Advisor to APRO prior to the Effective Time to be performed by APRO after the Effective Time without undue restriction, burden or delay. Such transition assistance may include, but shall not be limited to, assistance with human resources, information technology and investor relations. Until the earlier of the termination of such transition assistance at the request of APRO or the end of the transition assistance period, APRO shall reimburse Burlington for its expenses incurred based on the number of full-time equivalent employees providing such assistance, as set forth in the 2006 budget which has been approved by both Burlington and APRO. Additionally, software currently used by the Company in its operations shall remain available for use by APRO during the period of transition assistance at no additional cost.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Obligation of APRO. The obligations of APRO to effect the Merger are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by APRO, in its sole discretion.

(a) Continued Accuracy of Representations and Warranties. All representations and warranties of the Company and Burlington contained in this Agreement remain correct and complete as of the Closing Date.

(b) Performance of Agreements. The Company and Burlington shall have performed, complied with and satisfied all covenants of the Company and Burlington that are required by this Agreement to be performed or satisfied by them at or prior to the Closing Date.

(c) The Company’s and Burlington’s Closing Certificates. Each of the Company and Burlington shall have delivered a certificate, dated the Closing Date, addressed to APRO and signed by its respective Chief Executive Officer, to the effect that the conditions specified in this Section 8.01 have been satisfied.

(d) Secretary’s Certificate. Each of the Company and Burlington shall have furnished a certificate of its corporate Secretary certifying as to:

(i) the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement by the Company or Burlington, as the case may be, and the execution, delivery and performance of all documents to be executed, delivered and performed by the Company or Burlington, as the case may be, at Closing; and

(ii) the incumbency of its officers executing this Agreement and the documents delivered at Closing.

(e) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided, however, that prior to invoking this condition, APRO will use its reasonable best efforts to have any such injunction vacated.

(f) Consents and Authorizations. Other than the filing required under Section 1.03 and those consents to be obtained following the Closing pursuant to Sections 3.05(d), 7.09 or 7.11 hereof, all notices, filings, consents, approvals, including regulatory approvals, permits, authorizations or orders of, and all registrations, declarations or filings with, third parties, including creditors, lessors, licensors, contract parties or Governmental Authorities, necessary for the authorization, execution and delivery of or performance under this Agreement by the Company or Burlington or the consummation by the Company or Burlington of the transactions contemplated by this Agreement have been made or obtained.

(g) Fairness Opinion. APRO shall have received an opinion from its Financial Advisor to the effect that the terms of the Merger are fair to APRO and its stockholders from a financial point of view.

(h) Opinion of Counsel. APRO shall have received an opinion of Kutak Rock LLP, dated as of the Closing Date, in a form reasonably agreeable to APRO.

(i) Due Diligence. APRO shall have completed to its reasonable satisfaction a due diligence review of the Company.

(j) Registration Agreement. The Registration Agreement shall have been executed and delivered by Burlington.

(k) Liabilities. There shall be no liabilities of the Company, contingent or otherwise, except as provided in Section 7.08.

(l) Termination of Bonus Plans. All bonus and incentive plans of the Company shall be terminated as contemplated by Section 7.04.

(m) Articles of Merger. The Company shall have delivered to APRO fully executed Articles of Merger.

(n) Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, indirectly or taken together with all other acts, circumstances or events is reasonably likely to have a Material Adverse Effect on the Company.

(o) No Suspension of Trading, Etc. At the Effective Time, there shall be no suspension of trading in, or limitation on prices for, securities generally on Nasdaq, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of APRO, would have a Material Adverse Effect on the Company.

(p) Other Documents. The Company shall have delivered to APRO all other documents reasonably requested by APRO and contemplated by this Agreement or required to be delivered by the Company to APRO pursuant to this Agreement and not previously delivered.

Section 8.02. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by the Company in its sole discretion.

(a) Continued Accuracy of Representations and Warranties. All representations and warranties of APRO contained in this Agreement remain correct and complete as of the Closing Date.

(b) Performance of Agreements. APRO shall have performed, complied with and satisfied all covenants of APRO that are required by this Agreement to be performed or satisfied by them at or prior to the Closing Date.

(c) APRO Closing Certificate. APRO shall have delivered a certificate, dated the Closing Date, addressed to the Company and signed by APRO’s Chief Executive Officer or President, to the effect that the conditions specified in this Section 8.02 have been satisfied.

(d) Secretary’s Certificate. APRO shall have furnished a certificate of its corporate Secretary certifying as to:

(i) the resolutions of such company’s Board of Directors authorizing the execution, delivery and performance of this Agreement by APRO; and

(ii) the incumbency of its officers executing this Agreement and the documents delivered at Closing.

(e) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority will be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided, however, that prior to invoking this condition, the Company will use its reasonable best efforts to have any such injunction vacated.

(f) Consents and Authorizations. Other than the filing required under Section 1.03 and those consents to be obtained following the Closing pursuant to Sections 3.05(d), 7.09 or 7.11 hereof, all notices, filings, consents, approvals, including regulatory approvals, permits, authorizations or orders of, and all registrations, declarations or filings with, third parties, including creditors, lessors, licensors, contract parties or Governmental Authorities, necessary for the authorization, execution and delivery of or performance under this Agreement by APRO or the consummation by APRO of the transactions contemplated by this Agreement have been made or obtained.

(g) Opinion of Counsel. The Company and Burlington shall have received an opinion of Kutak Rock LLP, dated as of the Closing Date, in a form reasonably agreeable to the Company and Burlington.

(h) Merger Consideration. APRO shall have reserved for issuance a sufficient number of  shares of APRO Common Stock to allow for the issuance of all Stock Consideration pursuant to Article II hereof, and APRO have sufficient immediately available funds in cash to pay the Cash Consideration.

(i) Registration Agreement. The Registration Agreement shall have been executed and delivered by APRO.

(j) Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, indirectly or taken together with all other acts, circumstances or events is reasonably likely to have a Material Adverse Effect on APRO.

(k) No Suspension of Trading, Etc. At the Effective Time, there shall be no suspension of trading in, or limitation on prices for, securities generally on Nasdaq, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the sole judgment of Burlington, would have a Material Adverse Effect on APRO.

(l) Other Documents. APRO shall have delivered to the Company all other documents reasonably requested by the Company and contemplated by this Agreement or required to be delivered by the Company to APRO pursuant to this Agreement and not previously delivered.

ARTICLE IX

TERMINATION

Section 9.01. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and APRO;

(b) by APRO or the Company if the Effective Time has not occurred on or before December 30, 2005, as long as the party seeking to terminate the Agreement has not breached in any material respect its obligations under this Agreement in any manner that will have proximately contributed to the failure to consummate the Merger on or before such date;

(c) by either APRO or the Company if (i) a statute, rule, regulation or executive order will have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction will have become final and nonappealable and the party seeking to terminate this Agreement pursuant to this Section 9.01(c) will have used its reasonable best efforts to remove or prevent such injunction, order or decree;

(d) by either the Company or APRO if there will have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the respective conditions set forth in Article VIII, as the case may be, not to be satisfied, and such breach is incapable of being cured or will not have been cured within 15 days after notice thereof will have been received by the party alleged to be in breach.

In the event of termination of this Agreement pursuant to this Section 9.01, this Agreement will terminate (except for the confidentiality provisions of Section 6.02 and the provisions of Sections 9.02 and Section 10.01), and there will be no other liability on the part of the Company or APRO to the other except liability arising out of an intentional breach of this Agreement.

Section 9.02. Termination Fee and Expenses. If this Agreement is terminated by any party for any reason set forth in Section 9.01 hereof, then (i) each party shall be responsible for the payment of the expenses and fees incurred by it in connection with or related to the Merger and the transactions contemplated hereby and (ii) the Advisory Agreement will remain in full force and effect.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

Section 10.01. Survival of Representations, Warranties, Covenants and Agreements. The provisions of Section 6.02 relating to the treatment of confidential information, Section 9.02, and this Section 10.01 will survive any termination of this Agreement and such provisions along with Section 10.02 will survive the Merger. All representations and warranties and statements made by Burlington and the Company in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date (a) with respect to representations and warranties set forth in Section 3.23 or otherwise related to Taxes applicable to any taxable period of the Company ended prior to or ending with the Effective Time, until 60 days after the expiration of the statute of limitations set forth in Section 6501(a) of the Code, as such period may be extended by action taken prior to the expiration thereof, (b) with respect to representations and warranties in Section 3.21, for a period of three years from the Closing Date or (c) with respect to all other representations and warranties, exclusive of Sections 3.03 and 4.05, for a period of 18 months from the Closing Date, and in each case shall be unaffected by any investigation made by or on behalf of any party hereto, by knowledge obtained as a result thereof or otherwise or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived in accordance herewith. Notwithstanding the preceding sentence, any representation, warranty or statement in respect of which indemnity may be sought pursuant to Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if a notice of indemnification shall have been given prior to such time to the party against whom such indemnity may be sought pursuant to Section 10.02(d).

Section 10.02. Indemnification. (a) Subject to Section 10.01, Burlington agrees to indemnify and hold harmless APRO, and its directors, officers, employees, Affiliates, agents and permitted assigns, without duplication, from and against:

(i) any and all Damages (as hereinafter defined) asserted against, imposed upon or incurred or suffered by any of them, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by the Company or Burlington in this Agreement;

(ii)(A) any Taxes payable by or on behalf of the Company for, or attributable to, any taxable period ended or ending prior to or at the Effective Time, (except as provided in Section 7.05(e)), (B) Taxes of any member of a consolidated or combined tax group of which the Company is, or was at any time, part, for which the Company is jointly or severally liable as a result of its inclusion in such group on or prior to the Effective Time, (C) any claim or demand for reimbursement or indemnification resulting from any transfer of tax benefits or credits by the Company to any other Person, and (D) any Taxes payable by APRO as a result of any breach of any representation or warranty contained in Section 3.23;

(iii)(A) any Damages arising out of or relating to any Employee Plan maintained or sponsored by the Company or any ERISA Affiliate and (B) any Damages (including liabilities arising under Title IV of ERISA or Section 412 of the Code) relating to or arising out of any employee benefit plan maintained by the Company, Burlington or any ERISA Affiliate which is not an Employee Plan; and

(iv) liabilities arising out of the operation of the Company, whether pursuant to the Advisory Agreement or otherwise, prior to the Effective Time.

(b) Notwithstanding anything in paragraph (a) of this Section 10.02, any claim or recourse against Burlington for indemnification for Damages hereunder will be limited to the amount of the Merger Consideration.

(c) Subject to Section 10.01, from and after the Effective Time, APRO will, and will cause the Surviving Corporation to, indemnify and hold harmless the Company, Burlington and each present and former director and officer of the Company determined as of the Effective Time against any and all Damages, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MGCL as a result of, or based upon or arising from any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by APRO in this Agreement.

(d) Indemnification Procedure:

(i) A party seeking indemnification hereunder (an “Indemnified Party”) shall give notice thereof to the party from whom indemnification is required (an “Indemnifying Party”) as promptly as practicable, provided that the rights of the Indemnified Party shall not be affected by any delay in providing such notice except to the extent that the Indemnified Party is actually prejudiced thereby.

(ii) Upon receipt of a notice of indemnification arising pursuant to Section 10.02(a) or (c), the Indemnifying Party shall have 20 days in which to dispute the claim asserted by sending written notice thereof to Indemnified Party (a “Dispute Notice”). An Indemnifying Party shall not be entitled to dispute a claim based on a final judgment or order of a court of competent jurisdiction. If no Dispute Notice is received prior to the expiration of the 20-day period, the Indemnified Party shall be entitled to receive full payment of the amount of the claim, subject to the limitations set forth in Sections 10.02(b) and (g). If a Dispute Notice is received prior to the expiration of the 20-day period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve the dispute. Upon resolving the dispute, the Indemnified Party shall be entitled to receive the amount agreed upon, subject to the limitations set forth in Sections 10.02(b) and (g). If the Indemnified Party and the Indemnifying Party are unable to resolve the dispute within 30 days of the receipt of the Dispute Notice, the dispute shall be submitted to arbitration. Such arbitration shall be conducted according to the applicable rules of the American Arbitration Association and shall take place in New York, New York before a single arbitrator, who shall be jointly designated by the Indemnified Party and the Indemnifying Party, or, if they are unable to agree within 10 days after the dispute is submitted to arbitration, by the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the parties hereto.

(iii) With respect to any claim, demand, action, suit, proceeding or investigation involving an Indemnified Party and a third party, including any Taxing authority or other Governmental Authority, in respect of which the Indemnified Party is entitled to indemnification, the Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld unless it shall adversely affect the Indemnified Party’s business, to control the defense of any such claim with counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e) If APRO, Burlington or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions will be made so that the successors and assigns of APRO or Burlington, as the case may be, will assume all of the obligations set forth in this Section 10.02.

(f) The provisions of this Section 10.02 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(g) In case any event shall occur which would otherwise entitle any party to assert any claim for indemnification hereunder, no Damages shall be deemed to have been sustained by such party to the extent of (i) the value of any tax savings actually realized or to be realized by such party with respect thereto (including savings attributable to an increase in the tax basis of an asset held by such party), but only to the extent such Tax savings result in an actual reduction of Taxes in the year of the claim for such indemnification or (ii) any proceeds received by such party from any insurance policies maintained by the Indemnified Party with respect thereto, net of any increase in premiums or other costs associated with such insurance recovery.

(h) The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 10.02, and such indemnification rights shall be the exclusive remedies of the parties with respect to any matter in any way relating to this Agreement or arising in connection therewith.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 11.02. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws thereof.

Section 11.03. Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 11.04. Notices. All notices and other communications hereunder will be in writing (including telecopy or similar writing) and will be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.04 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 11.04:

To APRO:	America First Apartment Investors, Inc.
101 East 52nd Street, 25th Floor
New York, New York 10022,
Attention: Jack Cassidy
Telephone: (202) 935-8760
Facsimile: (202) 935-8765
with a copy to:	McGrath, North, Mullin & Kratz, PC LLO
First National Tower, Suite 3700
1601 Dodge Street
Omaha, NE 68102
Attention: David Hefflinger
Telephone: (402) 341-3070
Facsimile: (402) 341-0216

To the Company:	America First Apartment Advisory Corporation
Suite 400
1004 Farnam Street
Omaha, NE 68102
Attention: Lisa Roskens
Telephone: (402) 444-1600
Facsimile: (402) 930-3066

with a copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102
Attention: Steven P. Amen
Telephone: (402) 346-6000
Facsimile: (402) 346-1148

Section 11.05. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.06. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

Section 11.07. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them will be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

Section 11.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 10.02 hereof, is not intended to and will not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.09. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and will be given no substantive or interpretive effect whatsoever.

Section 11.10. Amendment. This Agreement may be amended at any time by written agreement signed by APRO, the Company (provided that the signature of the Company shall only be required for amendments prior to the Effective Time) and Burlington.

Section 11.11. Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in any case only to the extent that such obligations, agreements and conditions are intended for its benefit. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

Section 11.12. Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE XII

DEFINITIONS

Section 12.01. Definitions. In addition to the other terms defined herein, the following terms used herein will have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate” means, with respect to any Person or entity, another Person or entity that controls, is controlled by or under common control with such Person.

"Authorization” means any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

"Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder and references to the Code herein shall also include any corresponding and applicable provisions of state, local or foreign Tax law.

"Damages” means any loss, liability, damage, Tax, demand, claim, action, judgment or cause of action, assessment, cost, obligation or expense (including, without limitation, interest, penalties, reasonable costs of investigation, defense and prosecution of litigation and reasonable attorneys’ and accountants’ fees) incurred by APRO or Burlington, as the case may be, subject in all events to Section 10.02(g).

"Employee Plan” means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Exchange Act” means the Securities Exchange Act of 1934, as amended.

"GAAP” means accounting principles generally accepted in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"Governmental Authority” means any department, division, branch, office or official of a duly elected or appointed governmental office of any country, state, province, county, parish or municipality.

"HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property” means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, ideas, know-how, production processes and techniques, research information, drawings, specifications, designs, plans, improvements, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information and all other proprietary rights; and all copies and tangible embodiments of the foregoing.

"Liens” means pledge, lien, security interest, mortgage, agreement, charge, encumbrance, claim, assessment or restriction of any kind or nature.

"Material Adverse Effect” means negative change or effect on or with respect to the Company or APRO, or their respective subsidiaries, as the case may be, (i) that has had, or would reasonably be expected to have, individually, an adverse effect of at least $10,000 (with respect to the Company) or $100,000 (with respect to APRO) on the assets, business, results of operations, prospects or financial or other condition thereof, or (ii) would otherwise be detrimental to the ability of the Company or APRO or their respective subsidiaries to conduct their business or perform their obligations in accordance with past business practices.

"Person” means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

"SEC” means the United States Securities and Exchange Commission.

"Securities Act” means the Securities Act of 1933, as amended.

"Tax” or “Taxes” means any (A) federal, state, local or foreign income, gross receipt, franchise, estimated, alternative minimum, add-on-minimum, property, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, disability, payroll, license, employment or other withholding, or other Taxes, levies, imports, duties, license and registration fees, charges, assessments or withholdings of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability for the payment of any amounts of the type described in clause (A) arising as result of being (or ceasing to be) a member of any affiliated group (as defined in Section 1504 of the Code)(or being included (or required to be included) in any combined or consolidated Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

"Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

Section 12.02. Construction. All capitalized words or terms herein have the meaning ascribed to them as immediately thereafter. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement will be construed in accordance with the generally accepted accounting principles as in effect on the date hereof. In this Agreement, unless the context otherwise requires, (a) words describing the singular number will include the plural and vice versa, (b) words denoting any gender will include all genders and (c) the word “including” will mean “including, without limitation.” This Agreement and the other instruments and documents to be delivered pursuant hereto will not be construed more favorably against one party than the other based on who drafted the same, it being acknowledged that all parties hereto contributed meaningfully to the drafting of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AMERICA FIRST APARTMENT INVESTORS, INC. By /s/ John H. Cassidy

Name: John H. Cassidy Title: President and Chief Executive Officer

AMERICA FIRST APARTMENT ADVISORY CORPORATION By /s/ John H. Cassidy

Name: John H. Cassidy Title: President and Chief Executive Officer

THE BURLINGTON CAPITAL GROUP LLC By /s/ Lisa Y. Roskens

Name: Lisa Y. Roskens Title: President and Chief Executive Officer